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                                                                    EXHIBIT 10ff

                              EMPLOYMENT AGREEMENT


         THIS AGREEMENT, made and entered into as of April 9, 2002 (the "Effective Date") by and between Kmart Corporation, a Michigan corporation (together with its successors and assigns permitted under this Agreement, the "Company"), and Julian Day (the "Executive").

         WHEREAS, the Company desires to provide for the employment of the Executive on the terms and conditions set forth herein, in the best interest of the Company and its constituencies;

         WHEREAS, the Executive desires to be employed by the Company as provided herein; and

         WHEREAS, the Executive and the Company desire to enter into this Agreement to set forth the terms and conditions of the Executive's employment with the Company;

         NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and the Executive (individually a "Party" and together the "Parties") agree as follows:

                  1. Definitions.

                           (a) "Base Salary" shall mean the salary granted to
the Executive pursuant to Section 4.

                           (b) "Board" shall mean the Board of Directors of the
Company.

                           (c) "Cause" shall mean (i) the Executive is convicted
of a felony involving moral turpitude or any other felony (other than motor vehicle-related) and, in the case of such other felony, the Executive is unable to show that he (A) acted in good faith and in a matter he reasonably believed to be in the best interests of the Company and (B) had no reasonable cause to believe his conduct was unlawful; or (ii) the Executive engages in conduct that constitutes willful gross neglect or willful misconduct in carrying out his duties under this Agreement, resulting, in either case, in material harm to the Company, unless the Executive believed in good faith that such act or nonact was in, or was not opposed to, the best interests of the Company.

                           (d) "Committee" shall mean the Compensation and
Incentives Committee of the Board or any other committee of the Board performing similar functions.

                           (e) "Constructive Termination" by the Executive shall
mean termination based on the occurrence without the Executive's express consent of any of the following: (i) a material diminution or adverse change in the Executive's responsibilities, duties, authorities or any reduction in title, other than for Cause or Disability; (ii) a reduction in the Executive's Base Salary or Target Bonus (as defined in Section 6) other than for Cause or Disability and other than



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as part of an across-the-board salary reduction generally imposed on executives of the Company; (iii) the relocation of the Company's principal office to a location more than 35 miles from Troy, Michigan; or (iv) the failure of the Company to obtain the assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the assets of the Company on or prior to a merger, consolidation, sale or similar transaction. The Executive shall further be required to comply with the provisions of Section 11(d)(i) of this Agreement with respect to a Constructive Termination.

                           (f) "Disability" shall mean the Executive's inability
to substantially perform his duties and responsibilities under this Agreement by reason of any physical or mental incapacity for a period of 180 consecutive days.

                           (g) "Emergence" shall occur when a plan of
reorganization that is confirmed by the Bankruptcy Court becomes effective or the Company otherwise emerges from Chapter 11, as a result of which the business of the Company is maintained on an ongoing basis, whether maintained by the Company, the debtor in possession or by an entity that has acquired all or substantially all of the Company's or debtor in possession's assets.

                           (h) "KERP" shall mean the Company's Key Employee
Retention Plan, as in effect from time to time, any successor thereto, or such other emergence bonus program as may be approved by the Bankruptcy Court.

                           (i) "Restructuring Date" shall mean the date on which
any Emergence occurs.

                  2. Term of Employment. Subject to Section 11, the Company hereby employs the Executive, and the Executive hereby accepts such employment, for the period commencing on the Effective Date and ending on April 30, 2004 (the "Term of Employment"); provided, however, that the Term of Employment shall be automatically extended for an additional year on each anniversary of the Effective Date thereafter, unless written notice of non-extension is provided by either Party to the other Party at least 30 days prior to any such anniversary.

                  3. Position, Duties and Responsibilities.

                           (a) During the Term of Employment, the Executive
shall be employed and serve as the President and Chief Operating Officer of the Company (or such other position or positions as may be agreed upon in writing by the Executive and the Company) and be responsible for the management of the affairs of the Company as directed by the Board and/or the Chief Executive Officer ("CEO") consistent with such position. The Executive shall devote substantially all of his business time, attention and skill to the performance of such duties and responsibilities, and shall use his best efforts to promote the interests of the Company. The Executive shall have all authority commensurate with such position. The Executive shall not, without the prior written approval of the Board, engage in any other business activity which is in violation of policies established from time to time by the Company.

                           (b) Anything herein to the contrary notwithstanding,
nothing shall preclude the Executive from (i) serving on the boards of directors of a reasonable number of other



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corporations or the boards of a reasonable number of trade associations and/or charitable organizations (subject to the reasonable approval of the Board), (ii) engaging in charitable activities and community affairs, and (iii) managing his personal investments and affairs, provided that such activities do not materially interfere with the proper performance of his duties and responsibilities as an executive officer of the Company.

                           (c) The Executive shall perform his services
hereunder primarily at the Company's headquarters. To that end, the Company shall provide the Executive with office space and staff at its headquarters in Troy, Michigan that are commensurate with his duties hereunder.

                  4. Base Salary. During the Term of Employment, the Executive shall be paid an annualized Base Salary, payable in accordance with the regular payroll practices of the Company, in the amount of $775,000. The Base Salary shall be reviewed no less frequently than annually for increase in the discretion of the Board and/or the Committee. The Base Salary, including any increase, shall not be decreased during the Term of Employment.

                  5. Inducement Payment. The Executive shall receive from the Company, promptly following Court Approval (as defined in Section 19), a lump sum cash payment equal to $775,000, net of applicable withholding.

                  6. Annual Incentive Awards. During the Term of Employment, the Executive shall have an annual target bonus ("Target Bonus") of 100% of his then-current Base Salary under the annual incentive portion of the KERP or, following the Restructuring Date, any other annual cash-based incentive program of the Company, payable in any case if the performance goals thereunder for the relevant fiscal year of the Company are met. The Executive's annual bonus shall be 50% of Base Salary at the threshold level of performance (with no bonus payable for performance below threshold) and 150% of Base Salary upon achievement of maximum performance. Payment of the annual bonus shall be made at the same time that other senior-level executives receive their incentive awards.

                  7. Emergence Bonus; Other Long-Term Incentive Programs. The Executive shall be entitled to receive an incentive payment with respect to the Emergence (such payment, the "Emergence Bonus"). The amount of the Emergence Bonus and any other terms and conditions applicable thereto shall be determined in connection with the process during which the Company's plan of reorganization is developed and finalized. Payment of the Emergence Bonus shall be made at the same time that other senior-level executives receive their payment. Following Emergence, the Executive shall participate in such long-term cash- and/or equity-based incentive programs as the senior executives of the Company may participate from time to time.

                  8. Employee Benefit Programs. During the Term of Employment, the Executive shall be eligible to participate in all employee pension and welfare benefit plans and programs made available generally to the Company's senior-level executives (other than the CEO) or to its employees generally, as such plans or programs may be in effect from time to time, including, without limitation, pension, profit sharing, savings and other retirement plans or programs, medical, dental, hospitalization, short-term and long-term disability and life insurance



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plans, accidental death and dismemberment protection, travel accident insurance, and any other pension or retirement plans or programs and any other employee welfare benefit plans or programs that may be sponsored by the Company from time to time, including any plans that supplement the above-listed types of plans or programs, whether funded or unfunded.

                  9. Reimbursement of Business and Other Expenses: Perquisites; Vacations.

                           (a) The Executive is authorized to incur reasonable
expenses in carrying out his duties and responsibilities under this Agreement and the Company shall promptly reimburse him for all reasonable business expenses incurred in connection with carrying out the business of the Company, subject to documentation in accordance with the Company's policy.

                           (b) During the Term of Employment, the Company shall
reimburse the Executive for reasonable personal financial (including tax) counseling (other than legal fees) by a firm or consultant to be chosen by the Executive, such reimbursement to be no more than the amount authorized under Company policy in effect from time to time. The Company shall pay to or reimburse the Executive $75,000 for legal fees incurred by the Executive in connection with the negotiation and preparation of this Agreement.

                           (c) The Executive shall be entitled to four weeks'
paid vacation per year.

                           (d) During the Term of Employment, the Company shall:

                                    (i) make available to the Executive for his
         use in Michigan a leased automobile of a quality appropriate for his position or reimburse the Executive for a lease on such an automobile;

                                    (ii) following submission to the Company of
         appropriate documentation, reimburse the Executive for the reasonable costs of business class airfare incurred by him and his spouse for the purpose of periodic transportation during the six-month period commencing on the Effective Date, between Detroit, Michigan and their California residence;

                                    (iii) following submission to the Company of
         appropriate documentation, reimburse the Executive for the reasonable costs of ground transportation to and from the airports with respect to the travel described in clause (ii) above;

                                    (iv) at the Company's expense, make
         available to the Executive (or, following submission to the Company of appropriate documentation, reimburse the Executive for the costs of) appropriate temporary housing in the Detroit, Michigan metropolitan area for the Executive and his spouse for a period of six months after the Effective Date and reimburse the Executive for reasonable living expenses incurred in connection therewith during such period and, thereafter, reimburse the Executive, in accordance with the Company's relocation policy for senior executives, for reasonable expenses incurred in connection with relocating his residence to the Detroit, Michigan metropolitan area; and



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                                    (v) make to the Executive additional
         payments on a fully grossed-up basis to cover applicable taxes, when and to the extent, if any, that such taxes are payable by the Executive with respect to benefits provided under this Section 9(d).

                  10. Make-Whole Payments. The Company shall reimburse the Executive for all amounts attributable to compensation and benefits awarded to the Executive by his former employer, Sears, Roebuck and Co., that may be forfeited by the Executive as a result of his becoming employed by the Company, as well as all costs and fees incurred by the Executive (including reasonable attorneys' fees incurred in connection with any threatened or actual lawsuit) with respect to the resolution of issues pertaining to any restrictive covenants applicable to the Executive for the benefit of such former employer, provided that the aggregate amount of such reimbursements shall not exceed $1.5 million. Such reimbursements shall be made as soon as practicable following written notice provided by the Executive to the Company, together with supporting evidence reasonably satisfactory to the Company, that such forfeiture has occurred or that such costs and fees have been incurred.

                  11. Termination of Employment.

                           (a) Termination Due to Death. In the event the
Executive's employment is terminated due to his death, his estate or his beneficiaries as the case may be, shall be entitled to the following:

                                    (i) Base Salary through the date of death;

                                    (ii) a prorated annual bonus for the year in
         which death occurs, based on the actual performance for such year, the amount of which prorated bonus, if any, shall be determined and paid promptly following the end of the year to which such bonus relates;

                                    (iii) the balance of any annual or long-term
         cash incentive awards (if any) earned (but not yet paid) pursuant to the terms of the applicable programs;

                                    (iv) any amounts earned, accrued or owing to
         the Executive but not yet paid under this Agreement; and

                                    (v) other or additional benefits in
         accordance with applicable plans and programs of the Company.

                           (b) Termination Due to Disability. In the event the
Executive's employment is terminated due to his Disability, he shall be entitled in such case to the following:

                                    (i) Base Salary through the date of
         termination;



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                                    (ii) through the Company's long-term
         disability plans or otherwise, an amount equal to 60% of the Base Salary for the period beginning on the date of termination through the Executive's attainment of age 65;

                                    (iii) a prorated annual bonus for the year
         in which termination due to Disability occurs, based on the actual performance for such year, the amount of which prorated bonus, if any, shall be determined and paid promptly following the end of the year to which such bonus relates;

                                    (iv) the balance of any annual or long-term
         cash incentive awards (if any) earned (but not yet paid) pursuant to the terms of the applicable programs;

                                    (v) any amounts earned, accrued or owing to
         the Executive but not yet paid under this Agreement; and

                                    (vi) other or additional benefits in
         accordance with applicable plans and programs of the Company.

                  In no event shall a termination of the Executive's employment for Disability occur unless the Party terminating his employment gives written notice to the other Party in accordance with Section 18 below.

                           (c) Termination by the Company for Cause. In the
event the Company terminates the Executive's employment for Cause, he shall be entitled to:

                                    (i) Base Salary through the date of the
         termination of his employment;

                                    (ii) the balance of any annual or long-term
         cash incentive awards (if any) earned (but not yet paid) pursuant to the terms of the applicable programs;

                                    (iii) any amounts earned, accrued or owing
         to the Executive but not yet paid under this Agreement; and

                                    (iv) other or additional benefits in
         accordance with applicable plans or programs of the Company;

                                    (v) a termination for Cause shall not take
         effect unless the provisions of this paragraph (v) are complied with. The Executive shall be given written notice by the Board of the intention to terminate him for Cause, such notice (A) to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Cause is based and (B) to be given within six months of the Board learning of such act or acts or failure or failures to act. The Executive shall have 10 days after the date that such written notice has been given to the Executive in which to cure such conduct, to



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         the extent such cure is possible. If he fails to cure such conduct, the
         Executive shall then be entitled to a hearing before the Board. Such hearing shall be held within 15 days of notice to the Company by the Executive, provided he requests such hearing within 10 days of the written notice from the Board of the intention to terminate him for Cause. If, within five days following such hearing, the Executive is furnished written notice by the Board confirming that, the Board has determined, by majority vote at a meeting of the Board duly called and held as to which termination of the Executive is an agenda item, that grounds for Cause on the basis of the original notice exist, he shall thereupon be terminated for Cause.

                           (d) Termination Without Cause or Constructive
Termination.

                                    (i) A Constructive Termination shall not
         take effect unless the provisions of this paragraph 11(d)(i) are complied with. The Company shall be given written notice by the Executive of the intention to terminate his employment on account of a Constructive Termination, such notice (A) to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed Constructive Termination is based and
         (B) to be given within six months of the Executive learning of such act or acts or failure or failures to act. The Company shall have 30 days after the date that such written notice has been given to the Company in which to cure such conduct, to the extent such cure is possible.

                                    (ii) In the event the Executive's employment
         is terminated (1) by the Company without Cause (other than due to Disability or death), (2) by reason of a Constructive Termination or
         (3) upon expiration of the Term of Employment following the Company's having given notice of non-extension of the Term of Employment, the Executive shall be entitled to:

                                             (A) Base Salary through the date of
                  termination of the Executive's employment;

                                             (B) Cash severance payments as set
                  forth below:

                                             (I) if such termination (other than
                           a termination under clause (3) above) occurs on or prior to April 30, 2003 and prior to the Plan Confirmation Date (as defined below), promptly but in no event later than 10 days following the effective date of such termination, a cash lump sum payment equal to (A) minus (B), where (A) is equal to the sum of (x) 300% of the Executive's Base Salary as in effect immediately prior to the effective date of such termination, plus (y) the Executive's Target Bonus as in effect with respect to the year in which such termination occurs, and where (B) equals the Inducement Payment;



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                                             (II) if such termination (other
                           than a termination under clause (3) above) occurs following April 30, 2003 but prior to the date (for purposes of this Section 11(a), the "Plan Confirmation Date") on which a confirmed plan of reorganization (other than a Plan of Liquidation (as defined below)) is approved by the Bankruptcy Court (as defined in Section 19), then (1) promptly, but in no event later than 10 days, following the effective date of such termination, a cash lump sum payment equal to the sum of (x) the Executive's Base Salary as in effect immediately prior to the effective date of such termination plus (y) the Executive's Target Bonus as in effect with respect to the year in which such termination occurs and (2) promptly, but in no event later than 10 days, following the Plan Confirmation Date, an amount equal to 200% of the Executive's Base Salary as in effect immediately prior to the effective date of such termination. For purposes of this Section 11(d)(ii), a "Plan of Liquidation" means any chapter 11 plan (A) under which less than 50% of the Debtors' operating business continues as a going concern, and (B) which does not result in a discharge of the Debtors under 11 U.S.C. Section 1141; provided, that a "Plan of Liquidation" shall not include any chapter 11 plan that results in a discharge and more than 50% of the Debtors' operating business continuing as a going concern, either through a stand-alone chapter 11 plan, one or more sales of assets, an investment from a third party, or any combination of the foregoing;

                                             (III) notwithstanding clauses
                           (B)(I) and (B)(II) of this Section 11(d)(ii), if such termination (other than a termination under clause
                           (3) above) occurs following the Plan Confirmation Date (or in contemplation of the Plan Confirmation Date in order to reduce the amounts payable hereunder), promptly but in no event later than 10 days following the effective date of such termination, a cash lump sum payment equal to the sum of (x) 300% of the Executive's Base Salary as in effect immediately prior to the effective date of such termination, plus (y) the Executive's Target Bonus as in effect with respect to the year in which such termination occurs; and

                                             (IV) if the Executive's employment
                           is terminated under clause (3) above, promptly but in no event later than 10 days following the effective date of such termination, a cash lump sum payment equal to 200% of



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                           the Executive's Base Salary as in effect immediately
                           prior to the effective date of such termination;

                                             (C) a prorated annual bonus for the
                  year in which such termination occurs, based on the actual performance for such year, the amount of which prorated bonus, if any, shall be determined and paid promptly following the end of the year to which such bonus relates;

                                             (D) the balance of any annual or
                  long-term cash incentive awards earned (but not yet paid) pursuant to the terms of the applicable programs;

                                             (E) any amounts earned, accrued or
                  owing to the Executive but not yet paid under this Agreement;

                                             (F) continued participation to the
                  extent provided in medical, dental, hospitalization and life insurance coverage and in all other employee welfare plans and programs in which he was participating on the date of termination for a period of two years following the effective date of his termination hereunder; provided, that the Company's obligations under this clause (F) shall be reduced to the extent that the Executive receives similar coverage and benefits under the plans and programs of a subsequent employer: and provided, further, that (x) if the Executive is precluded from continuing his participation in any employee benefit plan or program as provided in this clause, he shall be provided with the after-tax economic equivalent of the benefits provided under the plan or program in which he is unable to participate for the period specified in this clause
                  (F) of this Section 11(d), (y) the economic equivalent of any benefit foregone shall be deemed to be the lowest cost that would be incurred by the Executive in obtaining such benefit himself on an individual basis, and (z) payment of such after-tax economic equivalent shall be made quarterly in advance; and

                                             (G) other or additional benefits in
                  accordance with applicable plans and programs of the Company.

                           (e) Voluntary Termination. In the event of a
termination of employment by the Executive on his own initiative, other than a termination due to death or Disability or a Constructive Termination, the Executive shall have the same entitlements as provided in Section 11(c) above for a termination for Cause. A voluntary termination under this Section 11(d) shall be effective upon 30 days' prior written notice to the Company and shall not be deemed a breach of this Agreement.



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                           (f) No Mitigation: No Offset. In the event of any
termination of employment under this Section 11, the Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due the Executive under this Agreement on account of any remuneration attributable to any subsequent employment that he may obtain except as specifically provided in this Section 11.

                           (g) Nature of Payments. Any amounts due under this
Section 11 are in the nature of severance payments considered to be reasonable by the Company. Failure to qualify for any such payment is not in the nature of a penalty.

                           (h) Exclusivity of Severance Payments. Upon
termination of the Executive's employment during the Term of Employment, he shall not be entitled to any payments or benefits from the Company, other than as provided herein, or any payments by the Company on account of any claim by him of wrongful termination, including claims under any federal, state or local human and civil rights or labor laws, other than the payments and benefits provided hereunder, except for any benefits which may be due the Executive in normal course under any employee benefit plan of the Company which provides benefits after termination of employment.

                           (i) Non-competition. The Executive agrees that any
right to receive any payments and/or benefits hereunder, other than Base Salary and/or any other compensation already earned by the Executive and required to be paid by state law other than under this Agreement, will cease and be immediately forfeited if the Executive breaches the provisions of Section 12 below. The Executive agrees that any violation of the provisions of Section 12 below will result in the immediate forfeiture of any rights to exercise or receive stock options or restricted stock. The foregoing is in addition to the rights of the Company under Section 12.

                           (j) Release of Claims. As a condition of the
Executive's entitlement to the payment and/or delivery of any of the severance rights and benefits provided in this Section 11 (other than in the event of the Executive's death), the Executive shall be required to execute and honor a release of claims in the form reasonably requested by the Company.

                           (k) Termination at Will. Notwithstanding anything
herein to the contrary, the Executive's employment with the Company is terminable at will with or without Cause; provided, however, that a termination of the Executive's employment shall be governed in accordance with the terms hereof.

                  12. Restrictive Covenants.

                           (a) Non-Compete. By and in consideration of the
substantial compensation and benefits provided by the Company hereunder, and further in consideration of the Executive's exposure to the proprietary information of the Company, the Executive agrees that he shall not, during the Term of Employment and for a period ending 24 months following termination of employment (or 12 months following termination of employment, if such termination takes place within six months following the Effective Date) for any reason, directly or indirectly own, manage, operate, join, control, be employed by, or participate in the ownership, management, operation or control of or be connected in any manner, including, but not limited to, holding the



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positions of officer, director, shareholder, consultant, independent contractor, employee, partner, or investor, with any Competing Enterprise; provided, however, that the Executive may invest in stocks, bonds or other securities of any corporation or other entity (but without participating in the business thereof) if such stocks, bonds, or other securities are listed for trading on a national securities exchange or NASDAQ-National Market and the Executive's investment does not exceed 1% of the issued and outstanding shares of capital stock, or in the case of bonds or other securities, 1% of the aggregate principal amount thereof issued and outstanding. For purposes of this Section
12, "Competing Enterprise" shall mean any and/or all of the following: (i) Albertson's Inc., American Retail Group, Inc., Carrefour se, Fleming Companies, Inc., Kohl's Corporation, The May Department Store Company, J.C. Penny Company, Royal Ahold, Safeway, Inc., Sears, Roebuck and Co., ShopKo Stores, Inc., Supervalue Inc., Target Corp., The Home Depot, Inc., Toys R Us Inc., TJX Companies, Inc., and Wal-Mart Stores, Inc., and (ii) an entity or enterprise whose business is in competition with the business of the Company which operates retail stores selling general merchandise and/or food if at least 10 of such stores have an area of 50,000 or more square feet and at least 10 of such stores with 50,000 or more square feet are within 25 miles of any one or more Kmart stores.

                           (b) Nonsolicitation. By and in consideration of the
substantial compensation and benefits to be provided by the Company hereunder, and further in consideration of the Executive's exposure to the proprietary information of the Company, the Executive agrees that he shall not, during the Term of Employment and for a period of 24 months following termination of employment for any reason (or 12 months following termination of employment, if such termination occurs within six months following the Effective Date), without the express prior written approval of the Company, (i) directly or indirectly, in one or a series of transactions, recruit, solicit or otherwise induce or influence any proprietor, partner, stockholder, lender, director, officer, employee, sales agent, joint venturer, investor, lessor, supplier, agent, representative or any other person which has a business relationship with the Company, or had a business relationship with the Company within the 24-month period preceding the date of the incident in question, to discontinue, reduce or modify such employment, agency or business relationship with the Company, or
(ii) directly or indirectly, employ or seek to employ (including through any employer of the Executive) or cause any Competing Enterprise to employ or seek to employ any person or agent who is then (or was at any time within six months prior to the date the Executive or the Competing Enterprise employs or seeks to employ such person) employed or retained by the Company.

                           (c) Confidential Information. During the Term of
Employment and at all times thereafter, Executive agrees that he will not divulge to anyone or make use of any Confidential Information except in the performance of his duties as an executive of the Company or when legally required to do so (in which case the Executive shall give prompt written notice to the Company in order to allow the Company the opportunity to object or otherwise resist such disclosure). "Confidential Information" shall mean any knowledge or information of any type relating to the business of the Company or any of its subsidiaries or affiliates, as well as any information obtained from customers, clients or other third parties, including, without limitation, all types of trade secrets and confidential commercial information. The Executive agrees that he will return to the Company immediately upon termination, any and all documents, records or reports (including electronic information) that contain any Confidential Information.



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Confidential Information shall not include information (i) that is or becomes part of the public domain, other than through the breach of this Agreement by the Executive or (ii) regarding the Company's business or industry properly acquired by the Executive in the course of his career as an executive in the Company's industry and independent of the Executive's employment by the Company. The Executive acknowledges that the Company has expended, and will continue to expend, significant amounts of time, effort and money in the procurement of its Confidential Information, that the Company has taken all reasonable steps in protecting the secrecy of the Confidential Information, that said Confidential Information is of critical importance to the Company.

                           (d) Non-Disparagement. The Parties agree that, during
the term of employment and thereafter (including following the Executive's termination of employment for any reason), neither Party will not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage the Company or any subsidiary or affiliate or their respective officers, directors, employees, advisors, businesses or reputations. Notwithstanding the foregoing, nothing in this Agreement shall preclude either the Executive or the Company from making truthful statements or disclosures that are required by applicable law, regulation or legal process.

                           (e) Cooperation. The Executive agrees to cooperate
with the Company, during the term of employment and thereafter (including following the Executive's termination of employment for any reason), by being reasonably available to testify on behalf of the Company or any subsidiary or affiliate in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist the Company, or any subsidiary or affiliate, in any such action, suit or proceeding, by providing information and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to the Company, or any subsidiary or affiliate, as reasonably requested. The Company agrees to reimburse the Executive for all expenses actually incurred in connection with his provision of testimony or assistance (including attorneys' fees incurred in connection therewith) upon submission of appropriate documentation to the Company.

                           (f) Remedies. The Executive agrees that any breach of
the terms of this Section 12 would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; the Executive therefore also agrees that in the event of said breach or any reasonable threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Executive and/or any and all persons and/or entities acting for and/or with the Executive. The terms of this paragraph shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including, but not limited to, remedies available under this Agreement and the recovery of damages. The Executive and the Company further agree that the provisions of the covenant not to compete are reasonable. Should a court or arbitrator determine, however, that any provision of the covenant not to compete is unreasonable, either in period of time, geographical area, or otherwise, the parties hereto agree that the covenant shall be interpreted and enforced to the maximum extent which such court or arbitrator deems reasonable.

                           (g) Continuing Operation. The provisions of this
Section 12 shall survive any termination of this Agreement and the Term of Employment, and the existence of any claim or cause of action by the Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and agreements of this Section.

                           (h) Notice to Employer. The Executive agrees that as
long as the provisions of Section 12(a) or 12(b) continue to bind the Executive, he will provide written notice of the terms and provisions of this Section 12 to any prospective employer.

                           (i) Liquidation of Company. Notwithstanding the
foregoing provisions of this Section 12, the provisions of this Section 12 shall cease to apply from and after any liquidation of the Company (or the debtor in possession) in connection with which the business of the Company (or the debtor in possession) is no longer maintained on an ongoing basis by the one or more acquirors of or other successor(s) to all or substantially all of the Company's or the debtor in possession's assets.

                  13. Indemnification.

                           (a) The Company agrees that if the Executive is made
a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he is or was a director or employee of the Company or is or was serving at the request of the Company as a director, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is the Executive's alleged action in an official capacity while serving as a director, employee or agent, the Executive shall be indemnified and held harmless by the Company to the fullest extent legally permitted or authorized by the Company's certificate of incorporation or bylaws or resolutions of the Company's Board of Directors or, if greater, by the laws of the State of Michigan against all cost, expense, liability and loss (including, without limitation, attorney's fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even if he has ceased to be a director, employee or agent of the Company or other entity and shall inure to the benefit of the Executive's heirs, executors and administrators. The Company shall advance to the Executive all reasonable costs and expenses incurred by him in connection with a Proceeding within 20 days after receipt by the Company of a written request for such advance. Such request shall include an undertaking by the Executive to repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses.

                           (b) Neither the failure of the Company (including its
board of directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of any Proceeding concerning payment of amounts claimed by the Executive under Section 13(a) above that indemnification of the Executive is proper because he has met the applicable standard of conduct, nor a determination by the Company (including its board of directors, independent legal counsel or stockholders) that the Executive has not met such applicable standard of conduct, shall create a presumption that the Executive has not met the applicable standard of conduct.

                  The Company agrees to continue and/or maintain a directors and officers' liability insurance policy covering the Executive to the same extent the Company provides such coverage for its other executive officers and directors and for not less than the amounts in effect for its other executive officers and directors.

                  14. Assignability; Binding Nature. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of the Executive) and assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. The Company further agrees that, in the event of a sale or reorganization transaction as described in the preceding sentence, it shall take whatever action it legally can in order to cause such assignee or transferee to expressly assume the liabilities, obligations and duties of the Company hereunder. No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive other than his rights to compensation and benefits, which may be transferred only by will or operation of law, except as otherwise provided herein.

                  15. Miscellaneous Provisions.

                           (a) This Agreement contains the final and entire
understanding and agreement between the Parties concerning the subject matter hereof and supersedes all prior representations, agreements, discussions, negotiations and undertakings, whether written or oral, between the Parties with respect thereto; provided, however, that this Agreement shall not supersede any separate written commitments by the Company with respect to indemnification.

                           (b) No provision in this Agreement may be amended
unless such amendment is agreed to in writing and signed by the Executive and an authorized officer of the Company. No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Executive or an authorized officer of the Company, as the case may be.

                           (c) In the event that any provision or portion of
this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

                           (d) The respective rights and obligations of the
Parties hereunder shall survive any termination of the Executive's employment to the extent necessary to the intended preservation of such rights and obligations.

                           (e) The Executive shall be entitled, to the extent
permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Executive's death by giving the Company written notice thereof. In the event of the Executive's death or a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

                           (f) All amounts required to be paid by the Company
shall be subject to reduction in order to comply with applicable Federal, state and local tax withholding requirements, except as otherwise provided herein.

                           (g) The headings of the sections contained in this
Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

                           (h) This Agreement may be executed in two or more
counterparts.

                  16. Governing Law/Jurisdiction. This Agreement shall be governed by and construed and interpreted in accordance with the laws of Michigan without reference to principles of conflict of laws. Subject to Section 17, the Company and the Executive hereby consent to the jurisdiction of any or all of the following courts for purposes of resolving any dispute under this
Agreement: (i) the United States District Court of Detroit, Michigan or (ii) the State of Michigan Courts of Oakland County, Michigan. The Company and the Executive further agree that any service of process or notice requirements in any such proceeding shall be satisfied if the rules of such court relating thereto have been substantially satisfied. The Company and the Executive hereby waive, to the fullest extent permitted by applicable law, any objection which it or the Executive may now or hereafter have to such jurisdiction and any defense of inconvenient forum.

                  17. Resolution of Disputes. Prior to the Restructuring Date, any disputes arising under or in connection with this Agreement shall be settled in the Bankruptcy Court (as defined in Section 19). Thereafter, any disputes arising under or in connection with this Agreement shall be resolved by binding arbitration, to be held in Detroit, Michigan in accordance with the rules and procedures of the American Arbitration Association. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. All costs and expenses of any arbitration or court proceeding (including fees and disbursements of counsel) shall be borne by the respective Party incurring such costs and expenses, but the Company shall reimburse the Executive for such reasonable costs and expenses in the event he substantially prevails in such arbitration or court proceeding. Notwithstanding the foregoing, the Company shall be entitled to seek equitable relief pursuant to Section 12(f) hereof without otherwise waiving the right to exclusive arbitration of all other disputes.

                  18. Notices. Any notice given to a Party shall be in writing and shall be deemed to have been given when delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the Party concerned at the address indicated below or to such changed address as such Party may subsequently give such notice of:

                  If to the Company:        Kmart Corporation
                                            3100 West Big Beaver Road
                                            Troy, MI 48084-3163
                                            Attention: General Counsel

                  If to the Executive:      Julian Day
                                            c/o Kmart Corporation
                                            3100 West Big Beaver Road
                                            Troy, MI 48084-3163

                  With a copy to:           Pillsbury Winthrop LLP
                                            One Battery Park Plaza
                                            New York, New York 10004
                                            Attention: Andrew J. Bernstein, Esq.

                  19. Approval of Agreement. Notwithstanding anything in this Agreement to the contrary, the effectiveness of this Agreement is subject to the approval ("Court Approval") of the United States Bankruptcy Court for the Northern District of Illinois (the "Bankruptcy Court"). The Company shall use its reasonable best efforts to seek Bankruptcy Court approval of this Agreement and to obtain a Bankruptcy Court order approving this Agreement as soon as practicable following the execution of this Agreement, such order and the supporting motion or motions to be in form and substance reasonably satisfactory to the Executive. If this Agreement is not approved by the Bankruptcy Court, the provisions of this Agreement shall be null and void.

                  IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.


                                       KMART CORPORATION


                                       By:
                                          --------------------------------------
                                       Title:

                                       EXECUTIVE

                                       -----------------------------------------
                                       Julian Day



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